--------------------------------------------------------------------------------
                                 PRESS RELEASE
--------------------------------------------------------------------------------

Contact:  John Kennedy                 Chris Ward
          V.P. Finance and CFO         Dir., Marketing Communications
          Ph: +1-508-271-1329          Ph: +1-508-271-1243
          john_kennedy@nmss.com        chris_ward@nmss.com


                    NATURAL MICROSYSTEMS TO TAKE CHARGE FOR

                           UNCOLLECTABLE RECEIVABLES



FRAMINGHAM, MASS. MAY 6, 1998 -- Natural MicroSystems(TM), the technology leader in Open Telecommunications(TM), today announced that it is taking a charge of $2.5 million for uncollectable receivables and associated costs. Atlas Telecommunications, a customer, has ceased business operations and as a result Natural MicroSystems may be unable to collect in full amounts owed to the Company. The Company will vigorously pursue the full recovery of all amounts owed, however, at this time, the amount to be recovered is indeterminable. As the Company's 10Q for the quarter ended March 31, 1998 has not been filed, the Company has determined to include the charge in its Q1 financial statements. Net income and earnings per diluted share for the first quarter of 1998, including this charge, are $504,000 and $0.04, respectively.

     "Atlas Telecommunications and affiliates had accounted for revenues of approximately $2.5 and $3.8 million during 1996 and 1997 respectively, and no revenues from Atlas were recognized in 1998," said John Kennedy, chief financial officer of Natural MicroSystems.

ABOUT NATURAL MICROSYSTEMS

     Natural MicroSystems (NASDAQ: NMSS), based in Framingham, Mass., is the technology leader in Open Telecommunications, providing hardware and software technologies for developers of high-value telecommunications solutions. The Company's state-of-the-art technology enables a growing international network of OEMs, VARs, systems integrators and service providers to reduce time to market, leverage development resources, and offer truly global communications products. Natural MicroSystems products are installed in more than 40 countries worldwide. Founded in 1983, Natural MicroSystems developed Watson(R), the first product to utilize DSP technology in PC-based telephony products, and has been a leader in the creation of MVIP and H.100, the industry standards for interoperability in PC-based telephony products. More information on the company is available at http://www.nmss.com.
                                     (MORE)

     Statements expressing the beliefs and expectations of management regarding future performance are forward-looking and involve risks and uncertainties including, but not limited to, quarterly fluctuations in results and other risks. These risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's form 10-K for the year ended December 31, 1997. Actual results may differ materially from management expectations.
                                     # # #

Natural MicroSystems and Open Telecommunications are trademarks of Natural MicroSystems Corp. Alliance Generation and Watson are registered trademarks of Natural MicroSystems Corp. MVIP is a trademark of GO-MVIP, Inc. All other product or corporate references are trademarks or registered trademarks of their respective companies.